Exhibit 10.1

Asana
633 Folsom Street, Suite 100
San Francisco, CA 94107

February 27, 2026

Dear Aziz,

This letter sets out the terms and conditions of your employment.

1.POSITION. You will serve as Chief Financial Officer, subject to the approval of the Board of Directors (the “Board”), effective as of March 24, 2026 (the “Appointment Date”), reporting to Dan Rogers, the Chief Executive Officer, and working at our facility located in San Francisco, California. Subject to the other provisions of this letter agreement, we may change your position, duties, and work location from time to time at our discretion.

2.EMPLOYEE BENEFITS. As a regular employee of the Company, you are eligible to participate in the Company’s standard benefits, subject to the terms and conditions of such plans and programs. Subject to the other provisions of this letter agreement, we may change compensation and benefits from time to time at our discretion.

3.SALARY. Your annual base salary is $600,000 (“Annual Base Salary”), payable in semi-monthly installments in accordance with the Company’s standard payroll practices for salaried employees. This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time.

4.ANNUAL BONUS. In addition to your Annual Base Salary, you will be eligible to earn a discretionary performance bonus for each fiscal year of the Company, subject to applicable withholdings (“Annual Bonus”). Your Annual Bonus target will be equal to 35% of your Annual Base Salary. The actual Annual Bonus payment will be based on the achievement of performance targets established by the Company’s Board of Directors or a sub-committee thereof (the “Board”) and the Board’s assessment of achievement of those objectives, as well as satisfying the other terms and conditions of the bonus plan approved by the Board. Any Annual Bonus payment for a given fiscal year (including your Annual Bonus payment for fiscal year 2027) will be paid within 2½ months after the close of that fiscal year, but only if you are still providing services to the Company at the time of payment (except you shall remain eligible to receive a pro rata bonus in the event of certain covered terminations of employment as set forth in the Company’s Executive Severance and Change in Control Benefit Plan and subject to signing a release). The determinations of the Board with respect to your Annual Bonus will be final and binding.

5.EQUITY. Subject to the approval of the Company’s Board or its Compensation Committee, and in satisfaction of your fiscal year 2027 annual equity refresh grant, you will be granted restricted stock units (“RSUs”) with a total grant value of $4,200,000. The number of RSUs to be granted will be calculated by the Company based on the average closing price of Asana Class A Common Stock on each trading day for the 30 days prior to your Appointment Date. Generally, the RSU grant will vest 1/12th every quarter over the three years. The vesting commencement date will be on or around March 20, 2026.

In addition, subject to the to the approval of the Board, you will be granted a target number of performance stock units (“PSUs”) equivalent to approximately $1,800,000 as calculated based on the average closing price of Asana Class A Common Stock on each trading day for the 30 days prior to your Appointment Date, with each PSU representing the right to receive one share of the Company’s common stock upon vesting (the “PSU Grant”). The PSU Grant will be earned based on the achievement of performance goals over three one-year performance periods. The PSU Grant and the PSU plan are expected to commence on or around February 1, 2026. The specific PSU Grant date and the PSU performance goals, measurement criteria, and vesting terms applicable to the PSU Grant will be determined by the Board.

The RSU and PSU grants will be subject to the terms and conditions applicable to RSUs and PSUs granted under the Company’s 2020 Equity Incentive Plan (the “Equity Incentive Plan”), respectively, and as described in the Equity Incentive Plan and the applicable award agreements that you will be required to sign as a condition of the grants.

You will also have stock ownership guidelines, as set forth in the Company’s Corporate Governance Guidelines, that are a multiple of your annual base salary that you will be expected to achieve over five years.

6.CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT. As a condition of your employment with the Company, you are required to sign the enclosed Company standard Confidential Information and Invention Assignment Agreement.

7.PERIOD OF EMPLOYMENT. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. This remains the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company.

8.SEVERANCE. You will be eligible for severance benefits under the terms and conditions of the Company’s Executive Severance and Change in Control Benefit Plan.

9.INDEMNIFICATION. You will be provided with indemnification to the maximum extent permitted by law by the Company’s directors and officers insurance policies, if any, and pursuant to the Company’s standard form of Indemnification Agreement for its officers.

10.AMENDMENT. This letter agreement (except for terms reserved to the Company’s discretion) may not be amended or modified except by an express written agreement signed by you and a duly authorized officer of the Company.

11.ARBITRATION. You will also be required, as a condition of your employment with the Company, to sign a Mutual Agreement to Arbitrate Claims.

This letter, together with your Confidential Information and Invention Assignment Agreement, Mutual Agreement to Arbitrate Claims, equity agreements, and other agreements referenced herein), forms the complete and exclusive statement of your employment agreement with the Company and supersedes any other agreements, offer letters, or promises made to you by anyone, whether oral or written, with respect to the subject matter hereof. If any provision of this offer letter agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this offer letter agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This letter may be delivered and executed via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and shall be deemed to have been duly and validly delivered and executed and be valid and effective for all purposes.

Please sign and date this letter below to indicate your agreement with its terms.

Sincerely,

/s/ Dan Rogers
Dan Rogers
Chief Executive Officer

ACCEPTED AND AGREED TO:

/s/ Aziz Megji
Aziz Megji
Dated: February 27, 2026